Exhibit 99.1

PRESS RELEASE CONTACT: Liz Shows Odyssey Marine Exploration, Inc. (813) 876-1776 x 2335 lshows@shipwreck.net

“Black Swan” Case to Move to Appeals Court

Judge Rules Recovered Coins to Remain in Odyssey Custody through Appeal

Tampa, FL – December 23, 2009 - Odyssey Marine Exploration, Inc. (NasdaqCM: OMEX), has received notification from the U.S. District Judge that he has adopted the Magistrate’s Report and Recommendation in the “Black Swan” case in favor of Spain. Although the Judge complimented Magistrate Pizzo’s Report and Recommendation, he also made it clear that he felt a separate opinion by him would “add only length and neither depth nor clarity (and certainly not finality) to this dispute.” The Judge also stayed the order vacating the arrest warrant and the return of the recovered coins to Spain until the U.S. Court of Appeals for the Eleventh Circuit rules in the case, which serves to keep the coins in Odyssey’s possession pending the outcome of the case.

“Judge Merryday’s ruling serves to move this case to the appellate court faster, where we feel confident that the legal issues are clearly in our favor. The ruling yesterday does not affect the current operations of Odyssey, and we have not been counting on any revenue from the “Black Swan” in any of our budgets since it was clear that this case would go to appeal no matter which way the judge ruled,” said Greg Stemm, Odyssey CEO. “We are moving ahead with our other current projects – and it is important for people to understand that the vast majority of our shipwreck projects don’t have the same potential legal issues that have surfaced in the “Black Swan” case. Our focus for 2010 is on projects that are either under specific permits with governments or commercial vessels. We take heart from cases like the shipwreck of the Atocha, which seemed lost at the district court level but was won during the appeals process, granting the salvor the majority of the coins and artifacts from that shipwreck. The Central America shipwreck case was also reversed on appeal and the salvor’s position in the case of the RMS Titanic was substantially vindicated by the Fourth Circuit court of appeals in 2006, so the three most famous shipwreck cases to date were reversed on appeal. I believe that this shows that it is not unusual for district courts to miss key legal principles in shipwreck cases because of their complex admiralty issues. ”

“We do not believe the Magistrate applied the correct legal analysis to the discussion of commercial activity, so we look forward to presenting our case that even if the coins recovered were once part of the cargo of the Mercedes, that ship was not entitled to the sovereign immunity enjoyed by warships on strictly military service under U.S. law and policy as well as under applicable international law. The Mercedes was serving a well-documented commercial - not military - purpose when she sank. More than 70% of the coin cargo aboard never belonged to Spain. Private individuals and merchants paid a freight charge to have their private property transported. Some of the descendants of these people have entered into this case to voice their claims. The Foreign Sovereign Immunities Act only applies to sovereign governments and their property and has been misapplied by this court,” said Melinda MacConnel, Odyssey Vice President and General Counsel. “We will file our notice of appeal with the Federal District Court for the Middle District of Florida and Eleventh Circuit Court of Appeals within the required time and look forward to presenting our case in that forum.”

For more information about Odyssey’s legal arguments in the case, please review Odyssey’s legal filings available here: http://www.shipwreck.net/blackswanlegal.php

About Odyssey Marine Exploration, Inc.

Odyssey Marine Exploration, Inc. (NasdaqCM: OMEX) is engaged in the exploration of deep-ocean shipwrecks and uses innovative methods and state-of-the-art technology to conduct extensive search and archaeological recovery operations around the world. Odyssey discovered the Civil War-era shipwreck of the SS Republic® in 2003 and recovered over 50,000 coins and 14,000 artifacts from the site nearly 1,700 feet deep. In May 2007, the Company announced the historic deep-ocean treasure recovery of over 500,000 silver and gold coins, weighing 17 tons, from a Colonial era site code-named “Black Swan.” In February 2009, Odyssey announced the discovery of Balchin’s HMS Victory. The Company also has other shipwreck projects in various stages of development around the world.

Odyssey offers various ways to share in the excitement of deep-ocean exploration by making shipwreck treasures and artifacts available to collectors, the general public and students through its webstore, exhibits, books, television, merchandise, and educational programs.

Odyssey’s operations are the subject of a Discovery Channel television series titled “Treasure Quest,” which is produced by JWM Productions. The 12-episode first season aired in the US and the UK in early 2009 and is scheduled to air worldwide throughout 2009. Production on a second season is underway.

Following previous successful engagements in New Orleans, Tampa, Detroit, and Oklahoma City, Odyssey’s SHIPWRECK! Pirates & Treasure is currently on exhibit at Discovery Place in Charlotte, NC. Additional information is available at www.discoveryplace.org.

For details on the Company’s activities and its commitment to the preservation of maritime heritage please visit www.shipwreck.net.

Odyssey Marine Exploration believes the information set forth in this Press Release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, which has been filed with the Securities and Exchange Commission.

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